Midas, Inc. and Subsidiaries



MIDAS, INC. "MDS" (Delaware)
Midas International Corporation "MIC" (Delaware)
SpeeDee Worldwide Corporation (Delaware)
Cosmic Holdings LLC (Delaware)
Midas Illinois Inc. (Illinois)
Midas Realty Corporation ("MRC") (Delaware)
Muffler Corporation of America (Illinois)
Progressive Automotive Systems, Inc. (Delaware)
COSSI Holdings, LLC (Delaware)
SpeeDee Worldwide Realty Corporation (Delaware)
Midas Canada Holdings Limited (Canada)
Midas Properties, Inc. (New York)
Midas Canada Inc. (Canada)
Midas Realty Corporation of Canada Inc. (Canada)
Progressive Automotive Systems Canada Inc. (Ontario)